Exhibit 3.7

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

OF

NEXEO SOLUTIONS, LLC

a Delaware limited liability company

This AMENDED AND RESTATED LIMITED LIABILITY COMPANY AGREEMENT of NEXEO SOLUTIONS, LLC, a Delaware limited liability company (the “Company”), is executed and agreed to as of February 11, 2011 (the “Effective Date”) by the Company and the parties executing this Agreement in their capacity as Members of the Company.

RECITALS

WHEREAS, TPG Accolade Holdings, LLC, as the then sole member of the Company, entered into that certain Limited Liability Company Agreement (the “Original Agreement”) of the Company dated as of November 4, 2010;

WHEREAS, pursuant to that certain Contribution Agreement, dated February 11, 2011, TPG Accolade Holdings, LLC assigned all of its right, title and interest in and to 0.01% of the issued and outstanding membership interests in the Company to the Nexeo Solutions Sub Holding Corp.; and

WHEREAS, the Company and the Members desire to amend and restate the Original Agreement in its entirety to reflect the agreement of the Company and the Members as set forth herein;

NOW THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, on the Effective Date the Original Agreement is hereby amended and restated in its entirety to read as follows:

ARTICLE 1

DEFINITIONS AND CONSTRUCTION

1.1 Definitions. Capitalized terms used in this Agreement (including the Schedules hereto) but not defined in the body of this Agreement have the meanings ascribed to them in this Section 1.1. Capitalized terms defined in the body of this Agreement are listed in this Section 1.1 with reference to the location of the definitions of such terms in the body of this Agreement.

“Act” means the Delaware Limited Liability Company Act and any successor statute, as amended from time to time.

“Affiliate” means, when used with respect to a specified Person, any Person which (a) directly or indirectly Controls, is Controlled by or is Under Common Control with such specified Person, (b) is an officer, director, general partner, trustee or manager of such specified Person, or of a Person described in clause (a) of this definition, or (c) is a Relative of such specified Person or of an individual described in clauses (a) or (b) of this definition.

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LIMITED LIABILITY COMPANY AGREEMENT

“Agreement” means this Limited Liability Company Agreement of the Company, as it may be further amended and restated from time to time.

“Business Day” means, with respect to the recipient of any notice, any day except a Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by law to close.

“Capital Account” means the account to be maintained by the Company for each Member pursuant to Section 3.2.

“Capital Contribution” is defined in Section 3.1.

“Certificate” means the Certificate of Formation of the Company, as amended from time to time.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time. All references herein to sections of the Code shall include any corresponding provision or provisions of succeeding Law.

“Company” means Nexeo Solutions, LLC, a Delaware limited liability company.

“Continuation Election” is defined in Section 10.2.

“Control,” including the correlative terms “Controlling,” “Controlled by” and “Under Common Control with” means possession, directly or indirectly (through one or more intermediaries), of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person.

“Covered Person” means (a) each current and former Member (including the Managing Member), Tax Matters Member and Officer and (b) with respect to each Person listed in clause (a) of this definition, each such Person’s Affiliates, officers, directors, liquidators, partners, stockholders, managers, members and employees who the Managing Member expressly designates as a Covered Person in a written resolution.

“Effective Date” is defined in the preamble.

“Equity Interests” means (a) capital stock, member interests, partnership interests, other equity interests, rights to profits or revenue and any other similar interest in any corporation, partnership, limited liability company or other business entity, (b) any security or other interest convertible into or exchangeable or exercisable for any of the foregoing, whether at the time of issuance or upon the passage of time or the occurrence of some future event and (c) any warrant, option or other right (contingent or otherwise) to acquire any of the foregoing.

“Expenses” mean all reasonable direct and indirect costs, fees and expenses of any type or nature whatsoever and shall specifically include, without limitation, all reasonable attorneys’ fees, retainers, court costs, transcript costs, fees and costs of experts, witness fees, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery

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LIMITED LIABILITY COMPANY AGREEMENT

service fees, and all other disbursements or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be a witness, in, or otherwise participating in, a dispute or proceeding, including the premium for appeal bonds, attachment bonds or similar bonds and all interest, assessments and other charges paid or payable in connection with or in respect of any such Expenses, and shall also specifically include, without limitation, all reasonable attorneys’ fees and all other expenses incurred by or on behalf of an Indemnified Person in connection with preparing and submitting any requests or statements for indemnification, advancement, contribution or any other right provided by this Agreement. Expenses, however, shall not include amounts paid in settlement by an Indemnified Person or the amounts of judgments or fines against an Indemnified Person.

“GAAP” means United States generally accepted accounting principles.

“Indemnified Persons” is defined in Section 7.2(a).

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, ordinance, order, decree, ruling, proclamation, resolution, judgment, decision, declaration, or interpretative or advisory opinion or letter of a domestic, foreign, tribal or international governmental authority or any political subdivision thereof and shall include, for the avoidance of doubt, the Act.

“Liquidation Event” is defined in Section 10.1.

“Liquidator” is defined in Section 10.3.

“Managing Member” means Nexeo Solutions Holdings, LLC, a Delaware limited liability company.

“Member” means any Person (but not any Affiliate or entity in which such Person has an equity interest) executing this Agreement as of the date of this Agreement as a member or hereafter admitted to the Company as a member as provided in this Agreement, but such term does not include any Person who has ceased to be a member in the Company.

“Membership Interest” means the interest of a Member in the Company, which may be evidenced by units or other interests, including rights to distributions (liquidating or otherwise), allocations, notices and information, and all other rights, benefits and privileges enjoyed by that Member (under the Act, the Certificate, this Agreement or otherwise) in its capacity as a Member; and all obligations, duties and liabilities imposed on that Member (under the Act, the Certificate, this Agreement, or otherwise) in its capacity as a Member.

“Officer” is defined in Section 6.6.

“Original Agreement” is defined in the recitals.

“Person” means any natural person, corporation, limited partnership, general partnership, limited liability company, joint stock company, joint venture, association, company, estate, trust, bank trust company, land trust, business trust, or other organization, whether or not a legal entity, custodian, trustee-executor, administrator, nominee or entity in a representative capacity and any government or agency or political subdivision thereof.

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“Sharing Ratio” means with respect to each Member the ratio set forth opposite such Member’s name on Schedule I hereto.

“Subsidiary” means (a) any corporation, partnership, limited liability company or other entity a majority of the Equity Interests of which having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions is at the time owned, directly or indirectly, with power to vote, by the Company or any direct or indirect Subsidiary of the Company, (b) a partnership in which the Company or any direct or indirect Subsidiary is a general partner or (c) a limited liability company in which the Company or any direct or indirect Subsidiary is a managing member or manager.

“Tax Matters Member” is defined in Section 8.8.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

1.2 Construction. In this Agreement, unless a clear contrary intention appears: (a) pronouns in the masculine, feminine and neuter genders shall be construed to include any other gender, and words in the singular form shall be construed to include the plural and vice versa; (b) the term “including” shall be construed to be expansive rather than limiting in nature and to mean “including, without limitation;” (c) the word “or” is inclusive, (d) references to Articles and Sections refer to Articles and Sections of this Agreement; (e) the words “this Agreement,” “herein,” “hereof,” “hereby,” “hereunder” and words of similar import refer to this Agreement as a whole, including the Schedules hereto, and not to any particular subdivision unless expressly so limited; (f) references in any Article or Section or definition to any clause means such clause of such Article, Section or definition; (g) references to Schedules are to the items identified separately in writing by the parties hereto as the described Schedules attached to this Agreement, each of which is hereby incorporated herein and made a part hereof for all purposes as if set forth in full herein; (h) all references to money refer to the lawful currency of the United States; and (i) references to “federal” or “Federal” means U.S. federal or U.S. Federal, respectively. The Table of Contents and the Article and Section titles and headings in this Agreement are inserted for convenience of reference only and are not intended to be a part of, or to affect the meaning or interpretation of, this Agreement.

ARTICLE 2

ORGANIZATION

2.1 Formation. The Company was organized as a Delaware limited liability company under and pursuant to the Act by the filing of the Certificate.

2.2 Name. The name of the Company is “Nexeo Solutions, LLC” and all Company business must be conducted in that name or such other name or names that comply with Law and as the Managing Member may select.

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LIMITED LIABILITY COMPANY AGREEMENT

2.3 Registered Office; Registered Agent; Principal Office; Other Offices. The registered office of the Company required by the Act to be maintained in Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the Company) as the Managing Member may designate in the manner provided by Law. The registered agent of the Company in Delaware shall be the initial registered agent named in the Certificate or such other Person or Persons as the Managing Member may designate in the manner provided by Law. The principal office of the Company shall be at such place as the Managing Member may designate. The Company may have such other offices as the Managing Member may designate.

2.4 Purposes. The purposes of the Company are to, directly or indirectly through Subsidiaries, carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

2.5 Foreign Qualification. The Managing Member shall cause the Company to comply with all requirements necessary to qualify the Company as a foreign limited liability company in foreign jurisdictions if such jurisdictions require qualification. At the request of the Managing Member, each Member shall execute, acknowledge, swear to and deliver all certificates and other instruments conforming with this Agreement that are necessary or appropriate to qualify, continue and terminate the Company as a foreign limited liability company in all such jurisdictions in which the Company may conduct business, provided that no Member shall be required to file any general consent to service of process or to qualify as a foreign corporation, limited liability company, partnership or other entity in any jurisdiction in which it is not already so qualified.

2.6 Term. The Company commenced upon the effectiveness of the Certificate and shall have a perpetual existence, unless and until it is dissolved and terminated in accordance with Article 10.

2.7 No State Law Partnership. The Members intend that the Company not be a partnership (including a limited partnership) or joint venture, and that no Member be a partner or joint venturer of any other Member, for any purposes other than federal and state tax purposes, and this Agreement may not be construed to suggest otherwise.

2.8 Title to Company Assets. Title to the Company’s assets, whether real, personal or mixed and whether tangible or intangible, shall be deemed to be owned by the Company as an entity, and no Member or Officer shall have any ownership interest in such Company assets. Title to any or all of the Company assets may be held in the name of the Company or one or more of its Subsidiaries or one or more nominees, as the Managing Member may determine. All Company assets shall be recorded as the property of the Company in its books and records, irrespective of the name in which record title to such Company assets is held.

ARTICLE 3

CAPITALIZATION

3.1 Additional Capital Contributions. The Members may contribute additional capital in such proportions as the Managing Member, in its sole discretion, deems necessary for the operation of the Company (such contributions, whether by such Member or on behalf of such Member by any of its Affiliates, “Capital Contributions”).

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LIMITED LIABILITY COMPANY AGREEMENT

3.2 Capital Accounts. The Company shall maintain for each Member a separate Capital Account. The term “Capital Account” shall mean, as to any Member and as to any Membership Interest in the capital and profits of the Company held by that Member, the amount of the initial Capital Contribution attributable to the Interest held by that Member, which amount shall be (a) increased by subsequent Capital Contributions by such Member, (b) increased or decreased, as the case may be, by income or losses allocated to such Member pursuant to Article 4, and (c) decreased by distributions to such Member pursuant to Article 5. Distributions shall be debited to capital accounts in the year containing the record date for such distribution.

3.3 Compliance with Code § 704(b) and Regulations Thereunder. The foregoing definition of Capital Account and certain other provisions of this Agreement are intended to comply with Treasury Regulation § 1.704-1(b), and shall be interpreted and applied in a manner consistent with that regulation. Such regulation contains additional rules governing maintenance of capital accounts that have not been addressed in this Agreement. If, in the opinion of the Company’s accountants, the manner in which Capital Accounts are to be maintained pursuant to Section 3.2 should be modified in order to comply with Code § 704(b) and the regulations thereunder, then notwithstanding anything to the contrary contained in Section 3.2, the method in which Capital Accounts are maintained shall be so modified; provided, however, that nothing in this Agreement shall be construed as authorizing a modification obligating a Member to restore any deficit balance that may exist in the Member’s capital account upon dissolution and liquidation.

3.4 In-kind Contributions. In the event any in-kind contributions are made, the Capital Account of the Member shall be increased by the fair market value of the property contributed by such Member, as determined by the Managing Member. The fair market value of services rendered or to be rendered to the Company shall constitute a Capital Contribution only when such value is agreed upon in writing between the Member and the Company and an amount equal to such value is expressly credited to the Capital Account of such Member.

3.5 Revaluation of Capital Accounts. At such times as may be permitted or required by Treasury Regulations issued pursuant to Code § 704, the Capital Accounts of the Members of the Company shall be revalued and adjusted to reflect the then fair market value of Company property and the Capital accounts shall be maintained to comply with Treasury Regulation § 1.704- 1(b)(2)(iv)(f). All allocations of gain resulting from such revaluation shall be made consistently with that regulation, and to the extent not inconsistent therewith, the allocation provisions of Article 4.

3.6 No Interest or Withdrawal. No interest shall be paid by the Company on Capital Contributions, on balances in a Member’s Capital account or on any other funds distributed or distributable under this Agreement. No Member may withdraw or reduce any part of the Member’s Capital Account balance except as permitted herein.

3.7 Advances by Members. Members may (but will have no obligation to) advance funds to or on behalf of the Company, which advances will constitute a loan from such Member

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LIMITED LIABILITY COMPANY AGREEMENT

or Members to the Company, will bear interest and be subject to such other terms and conditions as agreed between such Member or Members and the Company and will not be deemed to be a Capital Contribution.

ARTICLE 4

ALLOCATIONS OF PROFITS AND LOSSES

4.1 Allocation of Profits and Losses. All profit and loss of the Company for any applicable accounting period, and all items of income, gain, loss, deduction and credit for income tax purposes with respect to such period, shall be allocated to the Members in accordance with their respective Sharing Ratios.

ARTICLE 5

DISTRIBUTIONS PRIOR TO LIQUIDATION

5.1 Allocation of Distributions. Distributions shall be made to the Members in accordance with their respective Sharing Ratios, in such amounts and at such times as may be determined by the Managing Member.

ARTICLE 6

MEMBERS; MANAGING MEMBER; OFFICERS

6.1 Members. The Persons listed on Schedule I are the sole Members of the Company as of the Effective Date. Each Member is admitted to the Company as a Member upon such Person’s execution and delivery to the Company of this Agreement.

6.2 Management by Managing Member. Except as otherwise provided in this Agreement or required by Law, the Managing Member has the exclusive right to manage the Company’s business. Accordingly, the Managing Member, acting alone or through Officers (if appointed hereunder), shall have all power and authority to manage the business and affairs of the Company and shall otherwise have full authority to act on behalf of the Company.

6.3 Admission of New Members; Creation of Additional Membership Interests. The admission of new Members shall only require the consent of the Managing Member. The Managing Member may admit such additional Members (including Affiliates of the Managing Member) as it may determine in its sole discretion and may create and issue to any such additional Member or any current Member (including the Managing Member) additional Membership Interests having such designations, preferences and relative participating or other special rights, powers and duties as the Managing Member shall determine in its sole discretion, including: (a) the right of any such Membership Interests to share in the Company’s distributions; (b) the allocation to any such Membership Interests of profits or losses of the Company; (c) the rights of any such Membership Interests upon dissolution or liquidation of the Company; (d) the rights of the holders of such Membership Interests to contribute additional capital to the Company; and (e) the rights of any such Membership Interests to vote on matters relating to the Company and this Agreement. If the Managing Member issues any additional Membership Interests in accordance with this Section 6.3, then the Managing Member may amend any provisions of this Agreement, and authorize any Person to execute, acknowledge, deliver, file and record, if required, such documents, to the extent necessary or desirable, in the

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Managing Member’s sole discretion, to reflect the admission of any additional Member to the Company or the authorization and issuance of any such additional Membership Interests, and the related rights and preferences thereof.

6.4 No Liability of Members. Except as otherwise provided under the Act, the debts, liabilities, contracts and other obligations of the Company (whether arising in contract, tort or otherwise) shall be solely the debts, liabilities, contracts and other obligations of the Company, and no Member in its capacity as such shall be liable personally (a) for any debts, liabilities, contracts or other obligations of the Company, except to the extent and under the circumstances set forth in any non-waivable provision of the Act or in any separate written instrument signed by the applicable Member, or (b) for any debts, liabilities, contracts or other obligations of any other Member. No Member shall have any responsibility to restore any negative balance in its capital account or to contribute to or in respect of the liabilities or obligations of the Company or to return distributions made by the Company, except as expressly provided herein or required by any non-waivable provision of the Act. The agreement set forth in the immediately preceding sentence shall be deemed to be a compromise with the consent of all of the Members for purposes of §18-502(b) of the Act. However, if any court of competent jurisdiction orders, holds or determines that, notwithstanding the provisions of this Agreement, any Member is obligated to restore any such negative balance, make any such contribution or make any such return, such obligation shall be the obligation of such Member and not of any other Person.

6.5 Voting by Members.

(a) Required Vote. Except as otherwise provided in this Agreement, with respect to any matter coming before the Members for a vote, the consent of the Members owning at least a majority of the Membership Interests shall be required.

(b) Action Without a Meeting. Any action required or permitted to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken shall be signed by Members that would be sufficient to approve such action at a duly conveyed meeting of the Members.

(c) Notice; Quorum. No notice shall be required for any meeting of the Members and the presence, in person or by proxy, of Members owning at least a majority of the Membership Interests shall constitute a quorum for all purposes.

6.6 Officers. The Company may have such officers (the “Officers”) as the Managing Member may appoint. The Officers may consist of a chief executive officer; a president; one or more vice presidents (who may be classified by their specific function); a secretary; a treasurer; one or more assistant secretaries and assistant treasurers and such other officers as the Managing Member may appoint. Any individual may hold any number of offices and may be a Member or an Affiliate of a Member. The Officers shall exercise such powers and perform such duties as are specified in this Agreement, except as such duties may be expanded, limited or otherwise modified from time to time by the Managing Member.

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LIMITED LIABILITY COMPANY AGREEMENT

(a) Salaries. The salaries or other compensation, if any, of the Officers and agents of the Company shall be fixed by the Managing Member.

(b) Term of Offices. Any Officer may be removed, either with or without cause, by the Managing Member at any time, but such removal shall be without prejudice to the contractual rights, if any, of the Officer so removed. The removal of an Officer who is also a Member does not affect such Officer’s rights as a Member and does not constitute a withdrawal of the Member. Each Officer shall serve in such capacity until such Officer’s successor has been elected and qualified or until such Officer’s earlier death, resignation or removal. Any vacancy occurring in any office shall be filled by the Managing Member.

(c) Resignation. Any Officer may resign at any time by giving written notice to the Company. The resignation of any Officer takes effect on receipt of notice by the Company or at any later time specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation is not necessary to make it effective. The resignation of an Officer who is also a Member does not affect such Officer’s rights as a Member and does not constitute a withdrawal of the Member.

(d) Chief Executive Officer. Subject to the supervision of the Managing Member, the chief executive officer shall be responsible for and control the business and affairs of the Company. The chief executive officer may sign any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Managing Member has authorized to be executed, except in cases where the signing and execution has been expressly delegated by this Agreement or by the Managing Member to some other officer or agent of the Company, or shall be required by Law to be otherwise executed. The chief executive officer shall perform all other duties as usually appertain to the chief executive officer and such other duties as from time to time may be assigned by the Managing Member.

(e) President. The president may sign any deeds, bonds, mortgages, contracts, checks, notes, drafts or other instruments which the Managing Member has authorized to be executed, except in cases where the signing and execution has been expressly delegated by this Agreement or by the Managing Member to some other officer or agent of the Company, or shall be required by Law to be otherwise executed. In the absence of the chief executive officer or in the event of the chief executive officer’s inability or refusal to act, the president shall perform the duties and exercise the powers of the chief executive officer. The president shall perform all other duties as usually appertain to the president and such other duties as from time to time may be assigned by the Managing Member or the chief executive officer.

(f) Vice President. The vice president, or if there shall be more than one, the vice presidents in the order determined by the Managing Member, shall, in the absence or disability of the president, perform the duties and exercise the powers of the president, and shall perform such other duties and have such other powers as the Managing Member, the chief executive officer or the president may from time to time prescribe.

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LIMITED LIABILITY COMPANY AGREEMENT

(g) Secretary. The secretary shall (i) keep the minutes of the meetings of the Members, (ii) see that all notices are duly given in accordance with the provisions of this Agreement or as required by Law, (iii) keep or cause to be kept a list of the names and addresses of each Member, (iv) sign certificates for Membership Interests, the issuance of which shall have been authorized in accordance with this Agreement, (v) have general charge of the Membership Interest transfer books of the Company and (vi) in general, perform all duties incident to the office of secretary and perform such other duties and have such other powers as the Managing Member, the chief executive officer or the president may from time to time prescribe.

(h) Assistant Secretary. The assistant secretary, or if there be more than one, the assistant secretaries in the order determined by the Managing Member shall, in the absence or disability of the secretary, perform the duties and exercise the powers of the secretary and shall perform such other duties and have such other powers as the Managing Member, the chief executive officer or the president may from time to time prescribe.

(i) Treasurer. The treasurer shall (i) have charge and custody of and be responsible for all funds and securities of the Company, (ii) receive and give receipts for money due and payable to the Company from any source whatsoever and deposit all such money in the name of the Company in such banks, trust companies or other depositories as shall be selected in accordance with the provisions of this Agreement, (iii) prepare, or cause to be prepared, such reports as shall be requested by the Managing Member, the chief executive officer or the president and (iv) in general, perform all the duties incident to the office of treasurer and perform such other duties and have such other powers as the Managing Member, the chief executive officer or the president may from time to time prescribe.

(j) Assistant Treasurer. The assistant treasurer, or if there shall be more than one, the assistant treasurers in the order determined by the Managing Member, shall, in the absence or disability of the treasurer, perform the duties and exercise the powers of the treasurer and shall perform such other duties and have such other powers as the Managing Member, the chief executive officer or the president may from time to time prescribe.

ARTICLE 7

DUTIES; LIMITATION OF LIABILITY AND INDEMNIFICATION

7.1 Duties of Members and Officers; Limitation of Liability.

(a) A Member (including the Managing Member) shall have no fiduciary or other duty to the Company, any other Member or any other Person that is a party to or is otherwise bound by a this Agreement other than the implied contractual covenant of good faith and fair dealing. To the maximum extent permitted by applicable Law, whenever a Member (including the Managing Member) is permitted or required to make a decision or take an action or omit to take an action (including wherever in this Agreement that any Member (including the Managing Member) is permitted or required to make, grant or

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take a determination, a decision, consent, vote judgment or action at its “discretion,” “sole discretion” or under a grant of similar authority or latitude), such Member shall be entitled to consider only such interests and factors, including its own, as it desires, and shall have no duty or obligation to give any consideration to any other interest or factors whatsoever. To the maximum extent permitted by applicable Law, no Member (including the Managing Member) shall be liable to the Company or to any other Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Member, unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Member engaged in a bad faith violation of the implied contractual covenant of good faith and fair dealing or engaged in actual fraud or willful misconduct or, in the case of a criminal matter, acted with knowledge that such Member’s conduct was unlawful.

(b) Each Officer (in such Person’s capacity as an Officer) shall have such fiduciary duties that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware. To the maximum extent permitted by applicable Law, no Officer (in such Person’s capacity as an Officer) shall be liable to the Company or to any Member for losses sustained or liabilities incurred as a result of any act or omission (in relation to the Company, any transaction, any investment or any business decision or action, including for breach of duties including fiduciary duties) taken or omitted by such Officer (in such Person’s capacity as an Officer), unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that, in respect of such act or omission, and taking into account the acknowledgments and agreements set forth in this Agreement, such Officer (in such Person’s capacity as an Officer) would have had such liability for such act or omission that an officer of the Company would have if the Company were a corporation organized under the laws of the State of Delaware.

(c) NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, TO THE FULLEST EXTENT PERMITTED BY LAW, NO MEMBER (INCLUDING THE MANAGING MEMBER) OR OFFICER SHALL BE LIABLE TO THE COMPANY, TO ANY MEMBER OR TO ANY OTHER PERSON MAKING CLAIMS ON BEHALF OF THE FOREGOING FOR CONSEQUENTIAL, EXEMPLARY, PUNITIVE, INDIRECT OR SPECIAL DAMAGES, INCLUDING DAMAGES FOR LOSS OF PROFITS, LOSS OF USE OR REVENUE OR LOSSES BY REASON OF COST OF CAPITAL, ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE BUSINESS OF THE COMPANY OR ITS CONTROLLED AFFILIATES, REGARDLESS OF WHETHER SUCH CLAIMS ARE BASED ON CONTRACT, TORT (INCLUDING NEGLIGENCE), STRICT LIABILITY, VIOLATION OF ANY APPLICABLE DECEPTIVE TRADE PRACTICES ACT OR SIMILAR LAW OR ANY OTHER LEGAL OR EQUITABLE DUTY OR PRINCIPLE, AND THE COMPANY AND EACH MEMBER HEREBY RELEASE EACH MEMBER (INCLUDING THE MANAGING MEMBER) AND OFFICER FROM LIABILITY FOR ANY SUCH DAMAGES.

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(d) Notwithstanding anything in this Agreement to contrary, nothing in this ARTICLE 7 shall limit or waive any claims against, actions, rights to sue, other remedies or other recourse the Company, any Member (including the Managing Member) or any other Person may have against any Member or Officer for a breach of contract claim relating to any binding agreement.

7.2 Indemnification.

(a) Each Covered Person (regardless of such Person’s capacity and regardless of whether another Covered Person is entitled to indemnification) and each employee benefit plan fiduciary of the Company (collectively, the “Indemnified Persons”) shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted under applicable Law, from and against any and all losses, liabilities, judgments, fines, penalties, costs and Expenses that such Indemnified Person reasonably incurs and that result from, arise in connection with or are by reason of (i) the activities of the Company and its Subsidiaries, (ii) anything done or not done by the Indemnified Person in its capacity as a Covered Person or (iii) the fact that the Indemnified Person was a Covered Person; provided that such Indemnified Person shall not be so indemnified and held harmless if the Indemnified Person acted in bad faith, engaged in fraud, gross negligence, a willful breach of the this Agreement or the Certificate or a willful illegal act (other than an act or omission treated as a criminal violation in a foreign country that is not a criminal violation in the United States); and provided further that such indemnification shall not apply if the applicable action or proceeding has been brought by or in the right of the Company (whether directly or by counterclaim) except with respect to Expenses to the extent provided in Section 7.2(b).

(b) Each Indemnified Person shall be indemnified and held harmless by the Company (but only to the extent of the Company’s assets), to the fullest extent permitted by applicable Law, from and against all Expenses reasonably incurred by any such Indemnified Person in connection with the defense or settlement of any action or proceeding by or in the right of the Company if the Indemnified Person acted in good faith and in a manner that the Indemnified Person reasonably believed to be in or not opposed to the best interests of the Company, except that no such indemnification shall be made in respect of any claim or proceeding as to which an Indemnified Person shall have been adjudged by a court of competent jurisdiction to be liable to the Company only if (and only to the extent that) the court in which such action or proceeding shall have been brought or is pending shall determine that despite such adjudication of liability and in light of all circumstances such indemnification may be made.

(c) The Company shall advance to each Indemnified Person the reasonable, documented expenses incurred by such Indemnified Person for which such Indemnified Person could reasonably be expected to be entitled to indemnity, in defending any civil, criminal, administrative or investigative action, suit or proceeding in advance of the final disposition of such action, suit or proceeding; provided, however, that any such advance shall only be made if the Indemnified Person delivers a written affirmation by the Indemnified Person of its good faith belief that it is entitled to indemnification hereunder and agrees to repay all amounts so advanced if it shall ultimately be determined that it is not entitled to be indemnified hereunder.

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LIMITED LIABILITY COMPANY AGREEMENT

(d) The right of any Indemnified Person to indemnification provided by this Section 7.2 shall be in addition to any and all other rights to which an Indemnified Person may be entitled under any agreement, as a matter of Law or otherwise and shall continue as to a Indemnified Person who has ceased to serve in the capacity in which such Person was designated as a Indemnified Person and shall inure to the benefit of the heirs, successors, assigns and administrators of such Indemnified Person.

(e) The provisions of this Agreement, to the extent that they restrict or eliminate the duties and liabilities of an Indemnified Person otherwise existing at Law or in equity, are agreed by the Members to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of such Indemnified Person.

(f) The obligations of the Company to the Indemnified Persons in this Section 7.2 or arising at Law are solely the obligations of the Company. The satisfaction of any obligations under this Section 7.2 shall be from and limited to Company’s assets, including insurance proceeds, if any, and no personal liability whatsoever shall attach to, or be incurred by, any Member for such obligations.

(g) Notwithstanding anything in this Agreement to contrary, nothing in this Section 7.2 shall limit the Company’s ability to enter into an agreement, either separate or otherwise, with any Covered Person providing for rights different or broader than those set forth in this Section 7.2.

ARTICLE 8

ACCOUNTS; BOOKS AND RECORDS

8.1 Accounts. All funds of the Company shall be deposited in its name in such bank and investment account or accounts as shall be designated by the Managing Member. The Company may not commingle the Company’s funds with the funds of any Member.

8.2 Fiscal Year. The fiscal year of the Company shall be determined from time to time by the Managing Member and in the absence of such determination shall be the year ended September 30.

8.3 Financial and Tax Reporting. The Company shall prepare its financial statements in accordance with generally accepted accounting principles as from time to time in effect and shall prepare its income tax information returns using such method of accounting and tax year as the Managing Member deems necessary or appropriate under the Code and the regulations thereunder.

8.4 Maintenance of Books. The Company shall keep or cause to be kept at its principal office complete and accurate books and records of the Company, supporting documentation of the transactions with respect to the conduct of the Company’s business and minutes of the proceedings of the Managing Member or the Members. The records shall include complete and accurate information regarding the state of the business and financial condition of

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LIMITED LIABILITY COMPANY AGREEMENT

the Company; a copy of the Certificate and this Agreement and all amendments thereto; a current list of the names and last known addresses of all Members; and the Company’s federal, state and local tax returns for the Company’s six most recent tax years.

8.5 Reliance on Records and Books of Account. Any Member (including the Managing Member) shall be fully protected in relying in good faith upon the records and books of account of the Company and upon such information, opinions, reports or statements presented to the Company by any of its Members, Officers, employees or committees, or by any other Person, as to matters the Members reasonably believe are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company, including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid.

8.6 Tax Returns. The Company shall prepare and timely file all U.S. federal, state and local and foreign tax returns required to be filed by the Company. Unless otherwise determined by the Managing Member, any income tax return of the Company shall be prepared by an independent public accounting firm of recognized national standing selected by the Managing Member. Each Member shall furnish to the Company all pertinent information in its possession relating to the Company’s operations that is necessary to enable the Company’s tax returns to be timely prepared and filed.

8.7 Tax Partnership. It is intended that the Company be classified as a disregarded entity for U.S. federal income tax purposes at all times at which there is a single Member. It is intended that any time that the Company has more than one Member, the Company be classified as a partnership for U.S. federal income tax purposes. Neither the Company nor any Member shall make an election for the Partnership to be classified as a Corporation pursuant to Treasury Regulation Section 301.7701-3.

8.8 Tax Matters Member. The tax matters member of the Company pursuant to Code Section 6231(a)(7) shall be the Managing Member (referred to in this Section 8.8 as the “Tax Matters Member”). The Tax Matters Member shall represent the Company, at the Company’s expense, in connection with all examinations of the Company’s affairs by tax authorities, including resulting administrative and judicial proceedings.

8.9 Tax Elections. All tax elections available to the Company under the Code shall be within the sole discretion of the Managing Member, including any election under Code §§ 754, 743 and 734.

ARTICLE 9

CERTIFICATES; TRANSFERS

9.1 Certificates. Membership Interests may be certificated or uncertificated, in the discretion of the Managing Member. With respect to any certificated Membership Interests, each Member shall be issued a certificate signed by, or in the name of, the Company by the president or a vice president, and by the secretary or the assistant secretary, certifying the Membership Interest owned by the Member and the Sharing Ratio attributable to such Membership Interest. Any or all of the signatures on the certificate may be a facsimile.

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LIMITED LIABILITY COMPANY AGREEMENT

9.2 Lost, Stolen or Destroyed Certificates. In the event of the loss, theft or destruction of any certificate, another may be issued in its place pursuant to such regulations as the Managing Member may establish.

9.3 Transfers of Interests. Subject to Section 6.3 and this Section 9.3, no Member may transfer all or any portion of such Member’s Membership Interest in the Company without the prior consent of the Managing Member. Upon any permitted transfer, (a) the transferee of such Membership Interest shall succeed to the rights and obligations of the Member in respect of the Membership Interest so transferred, (b) upon the transfer of 100% of the outstanding Membership Interests to one or more transferees by all of the Members immediately prior to such transfer, each such transferee shall become a Member of the Company, and (c) upon any other transfer of a Membership Interest, such transferee shall become a Member upon the consent of the Managing Member. Notwithstanding anything to the contrary contained herein, no such transfer of a Membership Interest shall operate to dissolve the Company. Permitted transfers of Membership Interests shall be made only upon the ledger books of the Company, kept at an office of the Company or by transfer agents designated to transfer Membership Interests. An outstanding certificate representing the Membership Interest of a Member shall be surrendered for cancellation before a new certificate is issued therefor.

ARTICLE 10

DISSOLUTION, WINDING-UP AND TERMINATION

10.1 Liquidation Events. Subject to Section 10.2, the Company shall be liquidated and its affairs shall be wound up on the first to occur of the following events (each a “Liquidation Event”) and no other event shall cause the Company’s dissolution: (a) upon the consent of the Managing Member, (b) at any time when there are no Members and (c) entry of a decree of judicial dissolution of the Company under Section 18-802 of the Act.

10.2 Continuation Election. If the Liquidation Event described in Section 10.1(b) shall occur, the Company shall not be dissolved, and the business of the Company shall be continued, if the requirements of Section 18-801 of the Act for the avoidance of dissolution are satisfied (a “Continuation Election”).

10.3 Liquidation. Upon the occurrence of any Liquidation Event, unless a Continuation Election is made, the Managing Member, or any liquidating trustee selected by the Managing Member, will commence as promptly as practicable to wind up the Company’s affairs unless the Managing Member or the liquidating trustee (either, the “Liquidator”) determines that an immediate liquidation of the Company’s assets would cause undue loss to the Company, in which event the liquidation may be deferred for a time determined by the Liquidator to be appropriate. Assets of the Company may be liquidated or distributed in kind, as the Liquidator determines to be appropriate. The Members will continue to share profits and losses and distributions during the period of the liquidation in the manner set forth in this Agreement. The proceeds from liquidation of the Company, including repayment of any debts of Members to the Company, and any Company assets that are not sold in connection with the liquidation will be applied in the following order or priority:

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LIMITED LIABILITY COMPANY AGREEMENT

(a) To payment of the debts and satisfaction of the other obligations of the Company, including debts and obligations to Members;

(b) To the establishment of any reserves deemed appropriate by the Liquidator for any liabilities or obligations of the Company, which reserves will be held for the purpose of paying liabilities or obligations and, at the expiration of a period the Liquidator deems appropriate, will be distributed in the manner provided in the remaining provisions of this Article 10; and thereafter

(c) To the payment to the Members of the positive balances in their respective capital accounts, after giving effect to all allocations under Article 4 and all distributions under Article 5 for all prior periods, including the period during which the process of liquidation occurs.

10.4 Deficit Capital Accounts. No Member shall be required to pay to the Company, to any other Member or to any third party any deficit balance which may exist from time to time in the Member’s Capital Account.

10.5 Certificate of Cancellation. On completion of the distribution of Company assets as provided herein, the Managing Member shall cause such Person or Persons as the Act may require or permit to file a Certificate of Cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to Section 2.5, and take such other actions as may be necessary to terminate the existence of the Company. Upon the effectiveness of the Certificate of Cancellation, the existence of the Company shall cease, except as may be otherwise provided by the Act or other applicable Law.

ARTICLE 11

GENERAL PROVISIONS

11.1 Notices.

(a) Except as expressly set forth to the contrary in this Agreement, all notices, requests or consents provided for or required to be given hereunder shall be in writing and shall be deemed to be duly given if personally delivered, telecopied and confirmed, or mailed by certified mail, return receipt requested, or nationally recognized overnight delivery service with proof of receipt maintained, at the following addresses (or any other address that any such party may designate by written notice to the other parties):

(i) if to the Company, at the address of its principal executive offices; and

(ii) if to any Member, to the address given for such Member on Schedule I hereto; and

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LIMITED LIABILITY COMPANY AGREEMENT

Any such notice shall, if delivered personally, be deemed received upon delivery; shall, if delivered by telecopy, be deemed received on the first Business Day following confirmation; shall, if delivered by certified mail, be deemed received upon the earlier of actual receipt thereof or five Business Days after the date of deposit in the United States mail, as the case may be; and shall, if delivered by nationally recognized overnight delivery service, be deemed received the second Business Day after the date of deposit with the delivery service.

(b) Whenever any notice is required to be given by Law, the Certificate or this Agreement, a written waiver thereof, signed by the Person entitled to notice, whether before or after the time stated therein, shall be deemed equivalent to the giving of such notice.

11.2 Entire Agreement; Supersedure. This Agreement (including the Schedules hereto) constitutes the entire agreement of the Members relating to the subject matter hereof and supersedes all prior contracts or agreements with respect to the Company, whether oral or written.

11.3 Effect of Waiver or Consent. A waiver or consent, express or implied, to or of any breach or default by any Person in the performance by that Person of its obligations with respect to the Company is not a consent or waiver to or of any other breach or default in the performance by that Person of the same or any other obligations of that Person with respect to the Company. Failure on the part of a Person to complain of any act of any Person or to declare any Person in default with respect to the Company, irrespective of how long that failure continues, does not constitute a waiver by that Person of its rights with respect to that default until the applicable statute-of-limitations period has run.

11.4 Amendment or Restatement; Power of Attorney. Notwithstanding anything to the contrary in this Agreement, this Agreement (including any Schedule hereto) or the Certificate may only be amended, modified, supplemented or restated, and any provisions of this Agreement or the Certificate may only be waived, by the Managing Member (without the consent of any other Persons).

11.5 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the Company and each Member and their respective heirs, permitted successors, permitted assigns, permitted distributees and legal representatives; and by their signatures hereto, the Company and each Member intends to and does hereby become bound. Nothing expressed or mentioned in this Agreement is intended or shall be construed to give any Person other than the parties hereto and their respective successors and permitted assigns any legal or equitable right, remedy or claim under, in or in respect of this Agreement or any provision herein contained. The rights under this Agreement may be assigned by a Member to a transferee of all or a portion of such Member’s Membership Interests transferred in accordance with this Agreement (and shall be assigned to the extent this Agreement requires such assignment), but only to the extent of such Membership Interests so transferred; it being understood that the assignment of any rights under this Agreement shall not constitute admission to the Company as a Member unless and until such transferee is duly admitted as a Member in accordance with this Agreement.

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LIMITED LIABILITY COMPANY AGREEMENT

11.6 Governing Law; Severability; Limitation of Liability.

(a) THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAW OF THE STATE OF DELAWARE, WITHOUT REGARD TO THE CONFLICTS OF LAW PRINCIPLES OF SUCH STATE.

(b) The parties hereto hereby irrevocably submit to the exclusive jurisdiction of the any Delaware Chancery Court located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States of or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby, and each party hereby irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The parties hereby irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated hereby brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the parties hereto agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. This consent to jurisdiction is being given solely for purposes of this Agreement and is not intended to, and shall not, confer consent to jurisdiction with respect to any other dispute in which a party to this Agreement may become involved. Each of the parties hereto hereby consents to process being served by any party to this Agreement in any suit, action, proceeding or counterclaim of the nature specified in this subsection (b) by the mailing of a copy thereof in the manner specified by the provisions of Section 11.1. EACH OF THE PARTIES HERETO HEREBY KNOWINGLY AND VOLUNTARILY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

(c) In the event of a direct conflict between the provisions of this Agreement and (i) any provision of the Certificate or (ii) any mandatory, non-waivable provision of the Act, such provision of the Certificate or the Act shall control. If any provision of the Act provides that it may be varied or superseded in the agreement of a limited liability company (or otherwise by agreement of the members or managers of a limited liability company), such provision shall be deemed superseded and waived in its entirety if this Agreement contains a provision addressing the same issue or subject matter.

(d) If any provision of this Agreement is held to be illegal, invalid or unenforceable under present or future Laws effective during the term of this Agreement, such provision shall be fully severable; this Agreement shall be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part of this Agreement; and the remaining provisions of this Agreement shall remain in full force and effect and shall not be affected by the illegal, invalid or unenforceable provision or by its severance from this Agreement. Furthermore, in lieu of each such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible and be legal, valid and enforceable.

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LIMITED LIABILITY COMPANY AGREEMENT

11.7 Further Assurances. In connection with this Agreement and the transactions contemplated hereby, the Company and each Member shall execute and deliver all such future instruments and take such other and further action as may be reasonably necessary or appropriate to carry out the provisions of this Agreement and the intention of the parties as expressed herein.

11.8 Counterparts. This Agreement may be executed in any number of counterparts (including facsimile counterparts), all of which together shall constitute a single instrument.

[Signature Page Follows]

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LIMITED LIABILITY COMPANY AGREEMENT

IN WITNESS WHEREOF, the Company and the Members have executed this Agreement as of the date first set forth above.

NEXEO SOLUTIONS, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President and Secretary

MEMBERS:

NEXEO SOLUTIONS HOLDINGS, LLC

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: Vice President and Secretary

NEXEO SOLUTIONS SUB HOLDING CORP.

By:	/s/ Ronald Cami
Name: Ronald Cami
Title: President, Secretary and Treasurer

SIGNATURE PAGE TO

NEXEO SOLUTIONS, LLC

AMENDED AND RESTATED

LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE I

MEMBERS; SHARING RATIOS

	$000,000000000000	$000,000000000000
Member	Sharing Ratio	Address

Nexeo Solutions Holdings, LLC	99.99%	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Attn: Ronald Cami Fax: (415) 743-1501

Nexeo Solutions Sub Holding Corp.	0.01%	301 Commerce Street, Suite 3300 Fort Worth, Texas 76102 Attn: Ronald Cami Fax: (415) 743-1501

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LIMITED LIABILITY COMPANY AGREEMENT

SCHEDULE I